Exhibit 99.1

Stoe Named President of Worthington Industries

COLUMBUS, Ohio--(BUSINESS WIRE)--October 13, 2008--Worthington Industries’ (NYSE:WOR) Chairman and CEO John P. McConnell today announced the appointment of George P. Stoe, as president. Stoe will continue to serve as chief operating officer (COO) of the company.

“I am pleased to name George president, as we have grown to rely on his experience and leadership in the organization,” McConnell said. “He has a deep understanding of all our businesses and his day-to-day involvement has strengthened our management team. He joins me in being committed to driving the business forward through our transformational efforts and positioning the company for sustainable earnings growth beyond the present day challenges.”

Stoe, 62, executive vice president and COO since December of 2005, joined Worthington in January of 2003 as president of the company’s pressure cylinders business segment. He started his career in the aluminum industry and served in a variety of sales, manufacturing and executive roles with Howmet Aluminum and Alumax, Inc. In 1997, Stoe was named chief operating officer of Wise Metals Group and president of Wise Alloys, a large aluminum rolling mill complex in Northwest Alabama. He became president of Zinc Corporation of America in 2000.

Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as metal framing, metal ceiling grid systems, pressure cylinders, automotive past model service stampings and laser welded blanks. Worthington Industries and its subsidiaries employ more than 8,000 people and operate 69 facilities in 11 countries.

Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company’s foundation.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company, which are not historical information, constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

CONTACT:
Worthington Industries
Media Contact:
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications
E-mail: cmlyttle@WorthingtonIndustries.com
or
Investor Contact:
Allison M. Sanders, 614-840-3133
Director, Investor Relations
E-mail: asanders@WorthingtonIndustries.com
or
www.WorthingtonIndustries.com